Exhibit 99.1

       Edge Petroleum Announces Filing of a Shelf Registration Statement

    HOUSTON, May 20 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) announced today the filing of a Form S-3, shelf registration statement with the Securities and Exchange Commission (the "SEC"). The registration statement, when effective, will allow Edge to issue common stock, preferred stock, warrants, senior debt and subordinated debt up to an aggregate amount of $150 million.

    Michael G. Long, Edge's Senior Vice President and Chief Financial Officer noted, "Edge became S-3 eligible late last year. This registration statement, commonly known as a universal shelf registration statement, when declared effective by the SEC should increase Edge's financial flexibility and allow us to act more quickly to take advantage of potential business opportunities which require access to capital. We have no immediate plans to conduct any transactions under this registration statement."

    Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock is listed on the NASDAQ National Market under the symbol "EPEX".

    A registration statement relating to these securities has been filed with the Securities Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

    At the time any of the securities covered by the registration statement are offered for sale, a prospectus supplement will be prepared and filed containing specific information about the terms of any such offering. When available, such a written prospectus may be obtained by contacting the underwriters which are named in any such prospectus supplement or by contacting Edge Petroleum Corporation, 1301 Travis, Suite 2000, Houston, Texas 77002, Attn: Michael G. Long, Investor Relations.

    Except for the historical information contained herein, this news release contains forward-looking statements and assumptions by Edge that involve risks and uncertainties, including the anticipated effectiveness of the shelf registration statement or benefits to be obtained by Edge from the use of such shelf registration. These forward-looking statements are based on current expectations and Edge assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise or may occur in a different manner than anticipated as a result of various factors, including market conditions, as well as other factors described from time to time in Edge's filings with SEC, including its annual report on Form 10-K for the year-end December 31, 2003.



SOURCE  Edge Petroleum Corporation
    -0-                             05/20/2004
    /CONTACT: Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
    /Web site:  http://www.edgepet.com /
    (EPEX)

CO:  Edge Petroleum Corporation
ST:  Texas
IN:  OIL
SU: